                                                                                                                                                                      Exhibit  99.2

PRESS RELEASE

Reckson Associates Realty Corp.	Sard Verbinnen & Co.
625 Reckson Plaza	(212) 687-8080 (Phone)
Uniondale, NY 11556	Contact: Paul Caminiti
(516) 506-6000 (Phone)	Denise DesChenes
(516) 506-6800 (Facsimile)	Jeffrey Mathews
Contact: Susan McGuire

Macklowe Withdraws from Proposal to Acquire Reckson

     (UNIONDALE, NEW YORK, December 3, 2006) – Reckson Associates Realty Corp. (NYSE: RA) today announced that it has been informed that Harry Macklowe has withdrawn from Rome Acquisition Limited Partnership, a partnership formed by entities affiliated with Macklowe and Carl C. Icahn. Macklowe had previously committed to contribute $600 million of equity to Rome. The Macklowe withdrawal follows yesterday’s withdrawal from Rome of Mack-Cali Realty Corporation which had committed to contribute $400 million of equity to Rome. As a result, the previously announced $49 per share cash offer from Rome as outlined to Reckson in its prior written communications will not be forthcoming.

     Reckson also announced that Carl Icahn today informed Reckson that Icahn affiliated parties may deliver a revised proposal to acquire Reckson. Reckson cautioned that there can be no assurances with respect to whether such a proposal would be made, and if made the terms, conditions or timing of such a proposal.

     Reckson is subject to a binding merger agreement with SL Green. The Reckson Board, by a vote of its independent directors, has once again reaffirmed its recommendation of Reckson’s pending merger with SL Green.

Important Information and Where to Find It

Reckson and SL Green have filed a definitive proxy statement/prospectus as part of a registration statement regarding the proposed transaction with the Securities and Exchange Commission (SEC) on October 19, 2006. Investors and security holders are urged to read the proxy statement/prospectus because it contains important information about SL Green and Reckson and the proposed transaction. Investors and security holders may obtain a free copy of the definitive proxy statement/prospectus and other documents filed by SL Green and Reckson with the SEC at the SEC’s website at www.sec.gov. The definitive proxy statement/prospectus and other relevant documents may also be obtained free of charge from SL Green or Reckson by directing such request to: SL Green, 420 Lexington Avenue, New York, NY 10170, Attention: Investor Relations, or Reckson, 625 Reckson Plaza, Uniondale, NY 11556, Attention: Investor Relations. Investors and security holders are urged to read the proxy statement, prospectus and other relevant material before making any voting or investment decisions with respect to the merger.

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